Exhibit 99.1

FOR IMMEDIATE RELEASE

January 26, 2006

Contacts:                     Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

RECORD FULL YEAR AND FOURTH QUARTER 2005 EARNINGS

4th QUARTER 2005 HIGHLIGHTS

•	Earnings of $8.6 million, up 33% from $6.5 million in 2004

•	Diluted earnings per share of $0.54, up 32% from $0.41 in 2004

•	Return on average equity of 15.23%, and return on average assets of 1.47%

•	Net interest margin improved to 4.61%, up from 4.26% in 2004

•	Return on average tangible equity of 18.17%, up from 15.63% in 2004

•	Reached milestone of over $2 billion in total deposits

FULL-YEAR 2005 HIGHLIGHTS

•	Earnings for the year of $29.6 million, up 32% compared with 2004

•	Diluted earnings per share for the year of $1.87, up 23% from 2004

•	Return on average equity of 13.81% and return on average assets 1.29%

•	Net interest margin improves to 4.44% for the year, up from 4.19% for 2004

•	Total loans increased $205.0 million, up 15% from 2004

TACOMA, Washington—Columbia Banking System, Inc. (Nasdaq: COLB) today announced increased net income of $8.6 million for the quarter ended December 31, 2005, an increase of 33% compared to $6.5 million for the same quarter of 2004. On a diluted per share basis, net income for the quarter was $0.54, an increase of 32% from $0.41 in 2004. Return on average assets and return on average equity for the quarter were 1.47% and 15.23%, respectively, compared to 1.19% and 12.74%, respectively, for the same period in 2004.

Return on average equity for the year was 13.81%, up from 13.29% for 2004, while return on average assets for 2005 was 1.29%, up from 1.17% for 2004. Net income for the year was $29.6 million, an increase of $7.1 million, or 32%, over $22.5 million for the prior year. On a diluted per share basis, net income was $1.87, an increase of 23% from $1.52 in the prior year. Total nonperforming assets decreased $4.3 million, or 47%, to $4.9 million at December 31, 2005.

Return on average tangible equity for the quarter improved to 18.17%, compared to 15.63% for the same quarter last year. For the year, return on average tangible equity was 16.63%, up from 14.02% in the prior year. Return on average tangible equity, a non-GAAP performance measure, is used by Columbia’s management in recognition of the goodwill created by the fourth quarter 2004 acquisition of Bank of Astoria, providing a more consistent comparison with pre-acquisition performance.

Melanie J. Dressel, President and Chief Executive Officer, said “Our profitability continued to improve for the quarter and year as a result of increased interest income, loan growth and rising short-term rates. We are pleased to have improved our return on average equity, reaching 15.23% for the quarter, up from 12.74% in the same quarter of 2004. An important driver of our performance was the improvement in our net interest margin, which was 4.61% for the quarter, up from 4.45% last quarter and 4.26% for the fourth quarter of 2004. In addition, the Bank of Astoria was accretive to earnings as planned, and has maintained its 34% share of the deposit market in Clatsop County”

Ms. Dressel continued, “The strengthening local and regional economies as evidenced by strong job growth, wage increases and a robust housing sector in western Washington and Oregon were a significant factor in our strong performance during 2005. Eight 25 basis point increases in the prime rate during 2005 had a positive impact on our net interest income, as over 40% of our loans are tied to prime and other related indices. We have been able to manage our cost of funds and our net interest margin through our continued growth in core deposits, which comprise 74% of our total deposits.”

Mark Nelson, Executive Vice President and Chief Banking Officer noted, “We continued to generate healthy commercial and commercial real estate loan growth during 2005, while maintaining outstanding asset quality. Total loans at December 31, 2005 were up over $200 million from the prior year, reflecting the exceptional efforts of our experienced lending team throughout the market areas we serve”.

At December 31, 2005, Columbia’s total assets were $2.38 billion, an increase of 9% from $2.18 billion at December 31, 2004. Total loans were $1.54 billion at December 31, 2005, up 15% from December 31, 2004, and total securities decreased $57.4 million to $585.3 million at December 31, 2005, down 9% from the prior year. Total deposits increased 8% from December 31, 2004, ending at $2.01 billion at December 31, 2005. Core deposits at December 31, 2005 were $1.48 billion, an increase of $97.0 million, or 7%, compared with 2004.

Operating Results

Quarter and Year-Ended December 31, 2005

Net Interest Income

Net interest income for the quarter increased 17% to $23.9 million, from $20.5 million for the same quarter in 2004. This increase was primarily due to higher average earning assets coupled with increases in short-term rates during the quarter as compared to the same quarter in 2004. The net interest margin increased to 4.61%, up from 4.26% for the same quarter last year. Total revenue (defined as net interest income plus noninterest income) was $30.4 million for the quarter, up 15% from $26.5 million in the same quarter of 2004.

Average interest-earning assets grew to $2.12 billion, or 7%, during the quarter, compared with $1.97 billion during the same quarter of 2004. The yield on average interest-earning assets increased 98 basis points (a basis point equals 1/100 of 1%) to 6.30% during the quarter compared with 5.32% during the same quarter of 2004. During the same period, average interest-bearing liabilities increased $90.3 million to $1.62 billion. The cost of average interest-bearing liabilities increased 64 basis points to 2.20% during the quarter, from 1.36% in the same quarter of 2004.

For the twelve months ended December 31, 2005, net interest income increased 26% to $90.9 million from $71.9 million in 2004. During 2005, the Company’s net interest margin increased to 4.44% from 4.19% for 2004. Total revenue for the year was $115.7 million, an increase of 23% from $94.2 million at year-end 2004. Average interest-earning assets grew to $2.10 billion during 2005, compared with $1.77 billion during 2004. The yield on average interest-earning assets increased 72 basis points to 5.93% during 2005, from 5.21% in 2004. In comparison, average interest-bearing liabilities grew to $1.64 billion compared with $1.39 billion for 2004. The cost of average interest-bearing liabilities increased 60 basis points to 1.91% during 2005 from 1.31% in 2004.

Noninterest Income

Noninterest income for the quarter was $6.5 million, an increase of $545,000 or 9% over the same quarter in 2004. For the year, noninterest income was $24.8 million, an increase of $2.5 million, or 11%, from $22.2 million for 2004.

The increase during the fourth quarter is due primarily to increases in service charges and other fees and continuing growth in merchant services income, offsetting a decrease in mortgage activity. Merchant services income increased $1.2 million to $8.5 million for the year, compared to $7.3 million for the prior year.

Noninterest Expense

Total noninterest expense for the quarter was $18.3 million, an increase of 9% from $16.7 million for the same quarter in 2004. Noninterest expense for the year was $72.9 million, an increase of 19% from $61.3 million from the prior year. Ms. Dressel commented, “These increases were primarily due to higher compensation, employee benefits and occupancy expenses from the first full year of Bank of Astoria operations as well as the expansion of our King County lending team, all of which were not incurred during the first nine months of 2004. In addition, we experienced higher group medical costs.” The efficiency ratio improved to 58.46% for the quarter and 61.20% for the year 2005, compared to 61.40% and 63.20%, respectively, for the same periods in 2004.

Nonperforming Assets and Loan Loss Provision

Due to improving credit quality, Columbia’s provision for loan losses for the quarter decreased to $15,000 compared with $445,000 for the same quarter of 2004. The decrease in the provision for loan losses over the prior year reflects a significant decrease in total net charge-offs, nonperforming loans and nonperforming assets. Net charge-offs in the fourth quarter of 2004 were $1.9 million, compared with net recoveries of $24,000 for the same period in 2005. The decline in losses was primarily the result of declining levels of nonperforming loans, strong collection efforts and stable economic conditions. Total nonperforming assets declined 47% from December 31, 2004 to $4.9 million at December 31, 2005.

As a result of the decline in nonperforming loans and an increase in the allowance for loan losses year-over-year, the ratio of the allowance for credit losses to nonperforming loans was 428.84% at December 31, 2005, compared with 235.31% at December 31, 2004. The reserve for loan losses stood at $20.8 million, or 1.33%, of period end loans as of December 31, 2005 compared to $19.9 million, or 1.46%, as of December 31, 2004. Management believes this level of reserves is appropriate based upon its analysis of the loan portfolio and the economic conditions in Columbia’s banking markets.

Expansion Activities

Ms. Dressel further noted, “We will continue our strategy of leveraging our strong base of branches in both Washington and Oregon, focusing our efforts on increasing market share in the communities we serve. We will be seeking approval for a new branch location in Lacey, just east of

Olympia, Washington. New markets and branch locations will be considered on an ongoing basis, and we will take advantage of other strategic opportunities to expand our footprint that make economic sense for the organization.”

Conference Call

Columbia will discuss the quarterly and year-end results on a conference call on Thursday, January 26, 2006 at 1:00 PST. Interested investors, analysts, media representatives and the public are invited to listen to this discussion by calling 1-866-404-2271. A conference call replay will be available from approximately 4:30 p.m. PST on January 26 through midnight PST on Thursday, February 2, 2006. The conference call replay can be accessed by dialing 1-800-642-1687 and entering access code 4234977.

Annual Meeting of Shareholders

Columbia Banking System’s Annual Meeting of Shareholders will be held at 1:00 PST on April 26, 2006, at the Sheraton Tacoma Hotel, 1320 Broadway Plaza, Tacoma, Washington.

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned banking subsidiaries are Columbia Bank and Bank of Astoria, which was acquired October 1, 2004. Columbia Bank is a Washington state-chartered full-service commercial bank with 35 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

# # #

Note Regarding Forward-Looking Statements

This press release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2005	2004	2005	2004
Earnings
Net interest income	$23,934	$20,528	$90,912	$71,943
Provision for loan losses	$15	$445	$1,520	$995
Noninterest income	$6,468	$5,923	$24,786	$22,244
Noninterest expense	$18,271	$16,737	$72,855	$61,326
Net income	$8,583	$6,465	$29,631	$22,513
Per Share
Net income (basic)	$0.55	$0.42	$1.89	$1.55
Net income (diluted)	$0.54	$0.41	$1.87	$1.52
Averages
Total assets	$2,316,654	$2,154,285	$2,290,746	$1,919,134
Interest-earning assets	$2,116,345	$1,973,690	$2,102,513	$1,769,470
Loans	$1,534,068	$1,320,260	$1,494,567	$1,186,506
Securities	$579,177	$650,411	$605,395	$552,742
Deposits	$2,006,448	$1,854,809	$1,923,778	$1,690,513
Core deposits	$1,467,077	$1,381,334	$1,423,862	$1,238,536
Shareholders’ Equity	$223,538	$201,934	$214,612	$169,414
Financial Ratios
Return on average assets	1.47%	1.19%	1.29%	1.17%
Return on average equity	15.23%	12.74%	13.81%	13.29%
Return on average tangible equity(1)	18.17%	15.63%	16.63%	14.02%
Average equity to average assets	9.65%	9.37%	9.37%	8.83%
Net interest margin	4.61%	4.26%	4.44%	4.19%
Efficiency ratio (tax equivalent) (2)	58.46%	61.40%	61.20%	63.20%

	December 31,
	2005	2004
Period end
Total assets	$2,377,322	$2,176,730
Loans	$1,564,704	$1,359,743
Allowance for loan losses	$20,829	$19,881
Securities	$585,332	$642,759
Deposits	$2,005,489	$1,862,866
Core deposits	$1,478,090	$1,381,073
Shareholders’ equity	$226,242	$203,154
Book value per share	$14.29	$13.03
Tangible book value per share	$12.20	$10.87
Nonperforming assets
Nonaccrual loans	$4,733	$8,222
Restructured loans	124	227
Personal property owned	—	—
Real estate owned	18	680

Total nonperforming assets	$4,875	$9,129

Nonperforming loans to period-end loans	0.31%	0.62%
Nonperforming assets to period-end assets	0.21%	0.42%
Allowance for loan losses to period-end loans	1.33%	1.46%
Allowance for loan losses to nonperforming loans	428.84%	235.31%
Allowance for loan losses to nonperforming assets	427.26%	217.78%
Net loan charge-offs	$572	$2,742

(1)	Annualized net income, excluding core deposit intangible asset amortization, divided by average daily shareholders’ equity, excluding average goodwill and average core deposit intangible asset.

(2)	Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding nonrecurring income and expense, such as gains/losses on investment securities and net cost (gain) of OREO.

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

	Three Months Ended
Unaudited (in thousands, except per share amounts)	Dec 31 2005	Sept 30 2005	Jun 30 2005	Mar 31 2005	Dec 31 2004
Earnings
Net interest income	$23,934	$23,331	$22,346	$21,301	$20,528
Provision for loan losses	$15	$245	$370	$890	$445
Noninterest income	$6,468	$6,516	$6,128	$5,674	$5,923
Noninterest expense	$18,271	$18,793	$18,514	$17,277	$16,737
Net income	$8,583	$7,952	$6,798	$6,298	$6,465
Per Share
Net income [basic]	$0.55	$0.50	$0.44	$0.40	$0.42
Net income [diluted]	$0.54	$0.50	$0.43	$0.40	$0.41
Averages
Total assets	$2,316,654	$2,325,262	$2,297,297	$2,222,355	$2,154,285
Interest-earning assets	$2,116,345	$2,136,229	$2,113,384	$2,042,917	$1,973,690
Loans	$1,534,068	$1,534,281	$1,498,990	$1,409,119	$1,320,260
Securities	$579,177	$598,204	$612,455	$632,410	$650,411
Deposits	$2,006,448	$1,948,022	$1,874,208	$1,864,610	$1,854,809
Core deposits	$1,467,077	$1,451,054	$1,397,353	$1,378,695	$1,381,334
Shareholders’ Equity	$223,538	$218,308	$209,864	$206,511	$201,934
Financial Ratios
Return on average assets	1.47%	1.36%	1.19%	1.15%	1.19%
Return on average equity	15.23%	14.45%	12.99%	12.37%	12.74%
Return on average tangible equity	18.17%	17.35%	15.76%	15.09%	15.63%
Average equity to average assets	9.65%	9.39%	9.14%	9.29%	9.37%
Net interest margin	4.61%	4.45%	4.36%	4.35%	4.26%
Efficiency ratio (tax equivalent)	58.46%	61.26%	63.22%	62.18%	61.40%
Period end
Total assets	$2,377,322	$2,322,896	$2,326,252	$2,243,469	$2,176,730
Loans	$1,564,704	$1,511,386	$1,510,043	$1,436,820	$1,359,743
Allowance for loan losses	$20,829	$20,790	$20,587	$20,179	$19,881
Securities	$585,332	$592,467	$609,574	$619,140	$642,759
Deposits	$2,005,489	$1,992,238	$1,897,854	$1,869,173	$1,862,866
Core deposits	$1,478,090	$1,493,925	$1,416,421	$1,392,772	$1,381,073
Shareholders’ equity	$226,242	$221,873	$214,788	$204,754	$203,154
Book value per share	$14.29	$14.04	$13.68	$13.11	$13.03
Tangible book value per share	$12.20	$11.93	$11.56	$10.96	$10.87
Nonperforming assets
Nonaccrual loans	$4,733	$6,165	$6,304	$7,183	$8,222
Restructured loans	124	151	178	205	227
Personal property owned	—	—	—	—	—
Real estate owned	18	—	—	—	680

Total nonperforming assets	$4,875	$6,316	$6,482	$7,388	$9,129

Nonperforming loans to period-end loans	0.31%	0.42%	0.43%	0.51%	0.62%
Nonperforming assets to period-end assets	0.21%	0.27%	0.28%	0.33%	0.42%
Allowance for loan losses to period-end loans	1.33%	1.38%	1.36%	1.40%	1.46%
Allowance for loan losses to nonperforming loans	428.84%	329.16%	317.60%	273.13%	235.31%
Allowance for loan losses to nonperforming assets	427.26%	329.16%	317.60%	273.13%	217.78%
Net loan (recoveries) charge-offs	$(24)	$42	$(38)	$592	$1,858

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Columbia Banking System, Inc.

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands except per share)	2005	2004	2005	2004
Interest Income
Loans	$27,320	$19,840	$99,535	$68,908
Securities available for sale	5,589	5,905	22,525	20,718
Securities held to maturity	14	22	62	103
Deposits with banks	30	15	85	337

Total interest income	32,953	25,782	122,207	90,066
Interest Expense
Deposits	8,110	4,628	25,983	16,537
Federal Home Loan Bank advances	364	267	3,515	370
Long-term obligations	443	324	1,583	1,162
Other borrowings	102	35	214	54

Total interest expense	9,019	5,254	31,295	18,123

Net Interest Income	23,934	20,528	90,912	71,943
Provision for loan losses	15	445	1,520	995

Net interest income after provision for loan losses	23,919	20,083	89,392	70,948
Noninterest Income
Service charges and other fees	2,922	2,721	11,310	10,547
Mortgage banking	276	473	1,223	1,806
Merchant services fees	2,088	1,854	8,480	7,259
Gain (loss) on sale of investment securities, net	6	—	6	(6)
Bank owned life insurance (BOLI)	393	384	1,577	1,318
Other	783	491	2,190	1,320

Total noninterest income	6,468	5,923	24,786	22,244
Noninterest Expense
Compensation and employee benefits	9,145	8,743	37,285	32,228
Occupancy	2,610	2,451	10,107	8,437
Merchant processing	804	763	3,258	2,984
Advertising and promotion	404	359	1,978	2,002
Data processing	735	625	2,904	2,319
Legal & professional services	914	998	3,503	3,312
Taxes, licenses & fees	538	425	2,018	1,635
Net cost (gain) of other real estate owned	—	2	(8)	(13)
Other	3,121	2,371	11,810	8,422

Total noninterest expense	18,271	16,737	72,855	61,326

Income before income taxes	12,116	9,269	41,323	31,866
Provision for income taxes	3,533	2,804	11,692	9,353

Net Income	$8,583	$6,465	$29,631	$22,513

Net income per common share:
Basic	$0.55	$0.42	$1.89	$1.55
Diluted	$0.54	$0.41	$1.87	$1.52
Dividend paid per common share	$0.12	$0.07	$0.39	$0.26
Average number of common shares outstanding	15,813	15,570	15,708	14,558
Average number of diluted common shares outstanding	16,012	15,846	15,885	14,816

CONSOLIDATED CONDENSED BALANCE SHEETS

Columbia Banking System, Inc.

(Unaudited) (in thousands)			December 31, 2005	December 31, 2004
Assets
Cash and due from banks			$96,787	$53,467
Interest-earning deposits with banks			3,619	369

Total cash and cash equivalents			100,406	53,836
Securities available for sale at fair value (amortized cost of $576,619 and $627,519 respectively)			572,355	628,897
Securities held to maturity (fair value of $2,587 and $3,199 respectively)			2,524	3,101
Federal Home Loan Bank stock			10,453	10,761
Loans held for sale			1,850	6,019
Loans, net of unearned income of ($2,870) and ($2,839) respectively			1,564,704	1,359,743
Less: allowance for loan losses			20,829	19,881

Loans, net			1,543,875	1,339,862
Interest receivable			11,671	9,582
Premises and equipment, net			44,690	44,774
Real estate owned			18	680
Goodwill			29,723	29,723
Other assets			59,757	49,495

Total Assets			$2,377,322	$2,176,730

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing			$455,838	$391,011
Interest-bearing			1,549,651	1,471,855

Total deposits			2,005,489	1,862,866
Federal Home Loan Bank advances			94,400	68,700
Other borrowings			2,572	2,500
Long-term subordinated debt			22,312	22,246
Other liabilities			26,307	17,264

Total liabilities			2,151,080	1,973,576
Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding

	December 31, 2005	December 31, 2004
Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	15,831	15,594	162,973	159,693
Retained earnings			66,051	42,552
Accumulated other comprehensive income - Unrealized (losses) gains on securities available for sale, net of tax			(2,782)	909

Total shareholders’ equity			226,242	203,154

Total Liabilities and Shareholders’ Equity			$2,377,322	$2,176,730